                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                                  Premcor Inc.
 -------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                     74045Q
 -------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2004
 -------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)

[_] Rule 13d-1(c)

[X] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of
1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  Page 1 of 17

CUSIP No. 74045Q                     13G                    Page 2 of 17 Pages

--------------------------------------------------------------------------------
1.   Name of Reporting Person: Blackstone Management Associates III L.L.C.
     I.R.S. Identification Nos. of above persons (entities only):
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
                                                                 (a)  [_]
                                                                 (b)  [X]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization: Delaware

--------------------------------------------------------------------------------
  NUMBER OF    5.   Sole Voting Power: 19,117,104

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   Shared Voting Power: 0

  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   Sole Dispositive Power: 19,117,104

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   Shared Dispositive Power: 0

    WITH
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person: 19,117,104

--------------------------------------------------------------------------------
10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)
                                                                          [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9): 21.4%

--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions): OO

                                 Page 2 of 17

CUSIP No. 74045Q                     13G                    Page 3 of 17 Pages

--------------------------------------------------------------------------------
1.   Name of Reporting Person: Blackstone Capital Partners III Merchant Banking
     Fund L.P. I.R.S. Identification Nos. of above persons (entities only):
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
                                                                 (a)  [_]
                                                                 (b)  [X]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization: Delaware

--------------------------------------------------------------------------------
  NUMBER OF    5.   Sole Voting Power:  15,252,603

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   Shared Voting Power: 0

  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   Sole Dispositive Power: 15,252,603

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   Shared Dispositive Power: 0

    WITH
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person: 15,252,603

--------------------------------------------------------------------------------
10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)
                                                                          [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9): 17.1%

--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions): PN

                                 Page 3 of 17

CUSIP No. 74045Q                     13G                    Page 4 of 17 Pages

--------------------------------------------------------------------------------
1.   Name of Reporting Person: Blackstone Offshore Capital Partners III L.P.
     I.R.S. Identification Nos. of above persons (entities only)

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group:
                                                                 (a)  [_]
                                                                 (b)  [X]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization: Cayman Islands

--------------------------------------------------------------------------------
  NUMBER OF    5.   Sole Voting Power:  2,717,469

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   Shared Voting Power:  0

  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   Sole Dispositive Power:   2,717,469

 REPORTING
               -----------------------------------------------------------------
   PERSON      8.   Shared Dispositive Power:  0

    WITH
--------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person: 2,717,469

--------------------------------------------------------------------------------
10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)
                                                                          [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9): 3.0%

--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions): PN

                                 Page 4 of 17

CUSIP No. 74045Q                     13G                    Page 5 of 17 Pages

--------------------------------------------------------------------------------
1.   Name of Reporting Person: Blackstone Family Investment Partnership III L.P.
     I.R.S. Identification Nos. of above persons (entities only)

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group:
                                                                 (a)  [_]
                                                                 (b)  [X]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization: Delaware

--------------------------------------------------------------------------------
  NUMBER OF    5.   Sole Voting Power:  1,147,032

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   Shared Voting Power:  0

  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   Sole Dispositive Power:   1,147,032

 REPORTING
               -----------------------------------------------------------------
   PERSON      8.   Shared Dispositive Power:  0

    WITH
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person: 1,147,032

--------------------------------------------------------------------------------
10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)
                                                                          [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9): 1.3%

--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions): PN

                               Page 5 of 17 Pages

CUSIP No. 74045Q                     13G                    Page 6 of 17 Pages

--------------------------------------------------------------------------------
1.   Name of Reporting Person: Peter G. Peterson I.R.S. Identification Nos. of
     above persons (entities only):

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
                                                                 (a)  [_]
                                                                 (b)  [X]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
 4.  Citizenship or Place of Organization: United States

--------------------------------------------------------------------------------
  NUMBER OF    5.   Sole Voting Power: 19,117,104

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   Shared Voting Power:  0

  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   Sole Dispositive Power: 19,117,104

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   Shared Dispositive Power:

    WITH
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person: 19,117,104

--------------------------------------------------------------------------------
10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)
                                                                          [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9): 21.4%

--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions): IN

                                 Page 6 of 17

CUSIP No. 74045Q                     13G                    Page 7 of 17 Pages

--------------------------------------------------------------------------------
1.   Name of Reporting Person: Stephen A. Schwarzman I.R.S. Identification Nos.
     of above persons (entities only):

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
                                                                 (a)  [_]
                                                                 (b)  [X]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization: United States

--------------------------------------------------------------------------------
  NUMBER OF    5.   Sole Voting Power:  19,117,104

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   Shared Voting Power:  0

  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   Sole Dispositive Power:  19,117,104

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   Shared Dispositive Power:  0

    WITH
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person: 19,117,104

--------------------------------------------------------------------------------
10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)
                                                                          [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9): 21.4%

--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions): IN

                                 Page 7 of 17

Item 1(a). Name of Issuer:

           Premcor Inc.
           ---------------------------------------------------------------------

Item 1(b). Address of Issuer's Principal Executive Offices:
           1700 E. Putnam Avenue, Suite 500, Old Greenwich, CT 06870
           ---------------------------------------------------------------------

Item 2(a). Name of Person Filing:

           Blackstone Management Associates III L.L.C.
           Blackstone Capital Partners III Merchant Banking Fund L.P.
           Blackstone Offshore Capital Partners III L.P.
           Blackstone Family Investment Partnership III L.P.
           Peter G. Peterson
           Stephen A. Schwarzman
           ---------------------------------------------------------------------

Item 2(b). Address of Principal Business Office, or if None, Residence:
           c/o Blackstone Management Associates III L.L.C.
           345 Park Avenue, New York, New York 10154
           ---------------------------------------------------------------------

Item 2(c). Citizenship:

           Blackstone Management Associates III L.L.C. - Delaware
           Blackstone Capital Partners III Merchant Banking Fund L.P. - Delaware
           Blackstone Offshore Capital Partners III L.P. - Cayman Islands
           Blackstone Family Investment Partnership III L.P. - Delaware
           Peter G. Peterson - United States
           Stephen A. Schwarzman - United States
           ---------------------------------------------------------------------

Item 2(d). Title of Class of Securities:

           Common Stock, par value $.01 per share
           ---------------------------------------------------------------------

Item 2(e). CUSIP Number:

           74045Q
           ---------------------------------------------------------------------

Item  3.   If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
           (c), Check Whether the Person Filing is a:

     (a) [_] Broker or dealer registered under Section 15 of the Exchange Act.
     (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act.
     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange
             Act.

                                 Page 8 of 17

     (d) [_] Investment company registered under Section 8 of the Investment
             Company Act.

     (e) [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
     (f) [_] An employee benefit plan or endowment fund in accordance with
             Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with
             Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal
             Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         -----------------------------------------------------------------------

Item 4.  Ownership.

     (a) Amount beneficially owned:

         Blackstone Capital Partners III Merchant Banking Fund L.P., a Delaware
         limited partnership ("BCP III") is the record holder of 15,252,603 shares of the identified class of securities and Blackstone Offshore
         Capital Partners III L.P., a Cayman Islands exempted limited partnership ("BOCP III") is the record holder of 2,717,469 shares of the identified class of securities. Blackstone Family Investment
         Partnership III L.P., a Delaware limited partnership ("BFIP III") is the record holder of 1,147,032 shares of the identified class of securities.

         As the sole general partner of each of BCP III and BFIP III and the sole investment general partner of BOCP III, Blackstone Management
         Associates III L.L.C., a Delaware limited liability company ("BMA III")
         may be deemed to be the beneficial owner of 19,117,104 shares of the identified securities. However, BMA III disclaims that it is a beneficial owner of such securities, except to the extent of its pecuniary interest in such securities.

         Messrs. Peter G. Peterson and Stephen A. Schwarzman are the founding members of BMA III (the "Founding Members") and have the shared power to vote or to direct the vote of, and to dispose or to direct the disposition of, the shares of the identified class of securities that may be deemed to be beneficially owned by BMA III. As a result, the
         Founding Members may be deemed to beneficially own the shares of the identified class of securities that BMA III may be deemed to beneficially own, but they disclaim any such beneficial ownership except to the extent of their individual pecuniary interest in such securities.

                                 Page 9 of 17

     (b) Percent of class:

         See Item 11 of each cover page, which is based on Item 5 of each cover page. See Item 4(a).

     (c) Number of shares as to which the person has:

         (i)   Sole power to vote or to direct the vote:

               See Item 5 of each cover page.

         (ii)  Shared power to vote or to direct the vote:

               See Item 6 of each cover page.

         (iii) Sole power to dispose or to direct the disposition of: See Item 7 of each cover page.

         (iv)  Shared power to dispose or to direct the disposition of: See Item
               8 of each cover page.
         ---------------------------------------------------------------------

Item 5.  Ownership of Five Percent or Less of a Class.

         Not applicable.

         ---------------------------------------------------------------------
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.
         See Item 4(a) above.

         ---------------------------------------------------------------------
Item 7.  Identification and Classification of the Subsidiary Which Acquired the
         Security Being Reported on by the Parent Holding Company.
         Not applicable.

         ---------------------------------------------------------------------
Item 8.  Identification and Classification of Members of the Group.

         BMA III is the sole general partner of BCP III and BFIP III and the sole investment general partner of BOCP III and therefore may be deemed to be the beneficial owner of the securities held by such limited partnerships. However, BMA III disclaims that it is a beneficial owner of such securities, except to the extent of its pecuniary interest in such securities. BCP III, BFIP III and BOCP III may be deemed to be a group in relation to their respective investments in Premcor Inc.

         The Founding Members may be deemed to be a group in relation to their shared power to vote or to direct the vote of, and to dispose or to direct the disposition of, the securities held, through BMA III, by BCP
         III, BFIP III and BOCP III, but they disclaim any such beneficial ownership except to the extent of their individual pecuniary interest in such securities.

         ---------------------------------------------------------------------
                                 Page 10 of 17

Item 9.  Notice of Dissolution of Group.

         Not applicable.

          --------------------------------------------------------------------
Item 10.  Certifications.

          Not applicable.

                                 Page 11 of 17

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                               BLACKSTONE MANAGEMENT ASSOCIATES III L.L.C.

                                     By:   /s/ Robert L. Friedman
                                         ---------------------------------
                                         Name: Robert L. Friedman
                                         Title: Member

                             Dated: January 26, 2005

                                  Page 12 of 17

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                      BLACKSTONE CAPITAL PARTNERS III MERCHANT BANKING FUND L.P.

                      By: Blackstone Management Associates III L.L.C.,
                          general partner

                        By: /s/ Robert L. Friedman
                            ---------------------------------
                            Name:  Robert L. Friedman
                            Title: Member

                             Dated: January 26, 2005

                                  Page 13 of 17

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                               BLACKSTONE OFFSHORE CAPITAL PARTNERS III L.P.

                               By: Blackstone Management Associates III L.L.C.,
                                   investment general partner

                               By: /s/ Robert L. Friedman
                                   ---------------------------------
                                   Name:  Robert L. Friedman
                                   Title: Member

                             Dated: January 26, 2005

                                  Page 14 of 17

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                               BLACKSTONE FAMILY INVESTMENT PARTNERSHIP III L.P.

                               By: Blackstone Management Associates III L.L.C.,
                                   general partner

                                   By: /s/ Robert L. Friedman
                                       ---------------------------------
                                       Name:  Robert L. Friedman
                                       Title: Member

                             Dated: January 26, 2005

                                  Page 15 of 17

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                               Peter G. Peterson
                               --------------------------------
                               PETER G. PETERSON

                             Dated: January 26, 2005

                                  Page 16 of 17

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                               Stephen A. Schwarzma
                               --------------------------------
                               STEPHEN A. SCHWARZMAN

                             Dated: January 26, 2005

                                  Page 17 of 17